Exhibit 99.4

[CCA LETTERHEAD]

September 30, 2005

Mr. C. Ian Sym-Smith
Chairman of the Board
StorCOMM, Inc.
7 Corporate Plaza, 8649 Baypine Rd.
Jacksonville, Florida 32256

Dear Ian:

Creative Computer Applications, Inc. plans to file a Registration Statement on Form S-4 with the Securities and Exchange Commission. It is our understanding that you have agreed to stand for nomination to the Board of Directors and, if elected, to become a director of our company upon the consummation of our merger with StorCOMM, Inc. We intend to refer to you as a director nominee and include your name in the Registration Statement. We hereby request your consent to the use of your name in the Registration Statement.

Please indicate by signing below that you consent to the inclusion in the Registration Statement on Form S-4 and in the related Joint Proxy Statement/Prospectus, of (i) a reference naming you as a person nominated to become a director of the Company; and (ii) such other information regarding you as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. If you agree, please execute and return to me at Creative Computer Applications, Inc. as soon as possible.

If you have any questions, please do not hesitate to call. Thank you for your assistance in this matter.

Very truly yours,

/s/ Steven M. Besbeck
Steven M. Besbeck
President and Chief Executive Officer

I hereby consent to the inclusion in the Registration Statement on Form S-4 of Creative Computer Applications, Inc. (the “Company”) (SEC File No. 333-            ), and in the related Joint Proxy Statement/Prospectus, of (i) a reference naming me as a person nominated to become a director of the Company; and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

By:	/s/ C. Ian Sym-Smith
C. Ian Sym-Smith